Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION COMPLETES ACQUISITION OF
CDR MANUFACTURING, INC. FOR $46.9 MILLION

Expands Printed Circuit Board Assembly Capabilities and
Customer Base to New Multi-National Companies
Spokane Valley, WA- September 3, 2014 - Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced that it has signed a definitive agreement and completed the acquisition of CDR Manufacturing, Inc. (dba Ayrshire Electronics) for $46.9 million in cash.
CDR has annual revenue of approximately $120 million and provides printed circuit board assembly and other EMS services to a diversified customer base, including a number of large multi-national companies.  It operates manufacturing facilities in Minnesota, Arkansas, Mississippi, Kentucky and Mexico.
“We’re excited to add Ayrshire’s excellent people to the KeytronicEMS family and bring the combined strengths of the two companies to our customers,” said Craig Gates, President and Chief Executive Officer of KeytronicEMS.  “We expect the combination will create more than the sum of its parts. By joining Ayrshire’s great manufacturing operations and customer relationships with our offshore footprint, engineering, plastic molding, metal forming and final product assembly capabilities, we will provide an exceptionally strong array of services for both current and prospective customers.”
“The Ayrshire team is looking forward to becoming a part of KeytronicEMS,” said Brian Porter, Chief Operating Officer of Ayrshire. “The strengths of the two companies are very complimentary. Both companies have built their businesses on quality-focused cultures and on long-term, trusted customer relationships. Together, we can offer valuable new capabilities to our respective customers.”
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding the acquisition of CDR Manufacturing. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the completion of the Company’s integration of CDR Manufacturing into its operations and the other risks and uncertainties detailed from time to time in the Company's SEC filings.